CONSENT OF INDEPENDENT ENGINEERING CONSULTANT



     I hereby consent to the use of my analysis relating to the evaluation of gas reserves to the interest of Wilon Resources, Inc. in certain properties located in various states, pursuant to the requirements of the Securities and Exchange Commission, effective September 30, 2003 and March 31, 2004, for use in Wilon Resources, Inc.'s Registration Statement on Form SB-2, and to all references therein as having prepared such analysis and as an expert concerning such analysis.


/s/ Steven P. Kohler
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Steven P. Kohler
Engineering Consultant


July 12, 2004